Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
China Biopharma, Inc. :

As independent registered public accountants, we hereby consent to the inclusion in the Registration Statement on Form SB-2 of China Biopharma, Inc. f/k/a/ Techedge, Inc. to be filed with the Commission on or about January 22, 2007, of our report dated February 28, 2005, on the financial statements of China Biopharma, Inc. f/k/a Techedge, Inc. for the fiscal year ended December 31, 2004 and to all references to our Firm included in this Registration Statement.

/s/ Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
January 22, 2007